Exhibit 5.1

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

United States

Tel +1 212 318 3000

Fax +1 212 318 3400

nortonrosefulbright.com

May 29, 2024

Universal Health Services, Inc.

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Re: Universal Health Services, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Universal Health Services, Inc. (the “Company”), for the registration of (i) 6,000,000 shares of Class B Common Stock, $0.01 par value per share, of the Company (the “Class B Common Stock”), which may be issued under the Company’s Amended and Restated 2020 Omnibus Stock and Incentive Plan, as amended (the “2020 Stock Plan”) and (ii) 1,000,000 shares of Class B Common Stock, which may be issued under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP,” and together with the 2020 Stock Plan, the “Plans”) (collectively, the “Shares”).

As counsel to the Company, we have examined the Plans and such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plans; and the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the respective Plan, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ NORTON ROSE FULBRIGHT US LLP

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